                                                                   EXHIBIT 12.2

                           TELE-COMMUNICATIONS, INC.
                         AND CONSOLIDATED SUBSIDIARIES

   CALCULATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
                                STOCK DIVIDENDS
                   (AMOUNTS IN MILLIONS, EXCEPT FOR RATIOS)
                                  (UNAUDITED)

                                                                  NINE MONTHS
                                                                     ENDED
                                 YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                           ------------------------------------- -------------
                            1996  1995   1994(B) 1993(B) 1992(B)  1997    1996
                           ------ -----  ------- ------- ------- ------  ------
Earnings (losses) before
 income taxes............  $  540  (291)    182    164       47    (252)   (609)
Add:
 Interest on debt........   1,164 1,064     811    738      815     929     852
 Interest portion of
  rentals................      64    47      27     23       22      40      45
 Amortization of debt
  expense................      16    15      13     12        9      13      12
 Distributions from and
  losses of less than
  50%-owned affiliates
  with debt not
  guaranteed by TCI (net
  of earnings not
  distributed of less
  than 50%-owned
  affiliates)............     257   163      27     23      (12)    558     203
 Minority interests in
  earnings (losses) of
  consolidated
  subsidiaries...........      56    23     --      13      277     130      32
 Elimination of preferred
  stock dividend
  requirements of
  consolidated
  subsidiaries to 50%-
  owned affiliates.......     --    --      --     --      (250)    --      --
 Preferred stock dividend
  requirements of 50%-
  owned affiliates, other
  than dividends payable
  to TCI.................     --    --      --     --       175     --      --
                           ------ -----   -----   ----    -----  ------  ------
Earnings available for
 combined fixed charges
 and preferred stock
 dividends...............  $2,097 1,021   1,060    973    1,083   1,418     535
                           ====== =====   =====   ====    =====  ======  ======
Fixed charges:
 Interest on debt:
 TCI and consolidated
  subsidiaries...........   1,096 1,010     785    731      718     883     803
 Less than 50%-owned
  affiliates with debt
  guaranteed by TCI......      12     9       7    --       --      --       10
 Elimination of interest
  of consolidated
  subsidiaries to 50%-
  owned affiliates.......     --    --      --     --       (36)     10     --
 TCI's proportionate
  share of interest of
  50%-owned affiliates...      56    45      19      7      133      36      39
                           ------ -----   -----   ----    -----  ------  ------
                            1,164 1,064     811    738      815     929     852
Interest portion of
 rentals.................      64    47      27     23       22      40      45
Amortization of debt
 expense.................      16    15      13     12        9      13      12
Preferred stock dividend
 requirements of
 consolidated
 subsidiaries(a).........      56    70      20     14      281      50      28
Dividends on Company-
 obligated mandatorily
 redeemable preferred
 securities of subsidiary
 trusts holding solely
 subordinated debt
 securities of a
 subsidiary..............      70   --      --     --       --       96      47
Preferred stock dividend
 requirements of TCI(a)..      69    58      14      3       25      46      45
Elimination of preferred
 stock dividend
 requirements of
 consolidated
 subsidiaries to 50%-
 owned affiliates........     --    --      --     --      (250)    --      --
Preferred stock dividend
 requirement of 50%-owned
 affiliates, other than
 dividends payable to
 TCI.....................     --    --      --     --       175     --      --
Capitalized interest.....      13    13      16      9        6       4       9
                           ------ -----   -----   ----    -----  ------  ------
Total fixed charges......  $1,452 1,267     901    799    1,083   1,168   1,038
                           ====== =====   =====   ====    =====  ======  ======
Ratio of earnings to
 combined fixed charges
 and preferred stock
 dividends...............    1.44   --     1.17   1.22     1.00    1.21     --
Deficiency...............  $  --   (246)    --     --       --      --     (503)
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(a) Preferred Stock dividend requirements have been increased to an amount representing the pretax earnings which would be required to cover such dividend requirements. The effective income tax rate utilized for purposes of increasing preferred stock dividend requirements in 1993 has been adjusted to exclude the effect of the federal income tax rate change in the third quarter of 1993.
(b) Amounts have been restated for the effect of the change in ownership percentages of and methods of accounting for certain investments.

  Fixed charges related to interest on debt of less than 50%-owned affiliates or unaffiliated persons guaranteed by TCI have not been included in fixed charges as follows:

      Year ended December 31,
       1996................................................................    8
       1995................................................................    8
       1994................................................................    6
       1993................................................................   14
       1992................................................................    3
      Nine months ended September 30,
       1997................................................................   24
       1996................................................................    9
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